EXHIBIT 99

NEWS RELEASE

FOR FURTHER INFORMATION, CONTACT:

R. Scott Montgomery	Fred Nielson	Al Palombo
Senior Vice President	Investor Relations	Cameron Associates
(636) 537-9715	(636) 537-9715	(212) 554-5488

RELÌV INTERNATIONAL PURCHASES COMMON STOCK FROM OFFICERS

Officers Sell Portion of their Holdings for Tax Purposes and Other Obligations

CHESTERFIELD, MO, May 27, 2005 — Relìv International, Inc. (Nasdaq/NM - RELV), an international manufacturer and network marketer of nutritional supplements and food products, announced today that Reliv purchased an aggregate of 535,008 shares of its common stock from three officers at the price of $9.50 per share.

Reliv purchased 245,533 shares of its stock from Robert L. Montgomery, Chief Executive Officer, representing 6.2% of his holdings. The company also purchased 178,948 shares from Carl W. Hastings, Vice President and 110,527 shares from Stephen Merrick, Senior Vice President, representing 16.1% and 11.9% of each of these individuals’ holdings respectively. After the sale, Mr. Montgomery retained direct and indirect ownership of 23.8% of the outstanding shares of Reliv, Dr. Hastings 6% and Mr. Merrick 5.2%. The common stock of the Corporation closed yesterday on the Nasdaq National Market at $10.58 per share.

The sale of these shares to Reliv by these officers was made principally to provide funds to the selling shareholders for the payment of income taxes, arising in substantial part from the exercise of stock options, as well as other obligations.

These purchases were reviewed and negotiated by a Special Committee of independent directors of Reliv who engaged and consulted with legal and other advisors. The Special Committee negotiated a purchase price with the selling shareholders at a discount from the market price of the stock on the Nasdaq National Market and recommended the transaction to the Board of Directors as being fair to Reliv.

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NOTE: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including reliance on the Company’s network of independent distributors, government regulation of products, manufacturing and marketing, and the risk associated with international expansion. These statements and the other contents of this release should be considered in conjunction with the warnings and cautionary statements contained in Reliv’s most recent filings with the Securities and Exchange Commission on Forms 10-Q and 10-K.

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